Exhibit 10(l)

                       CO-BRANDING AND MARKETING AGREEMENT
                       -----------------------------------

                                                      Date:  as of July 11, 1997

CNNfn                                       SANDBOX
-----                                       -------
CNNfn, a division of                        Sandbox Entertainment Corporation
Cable News Network, Inc.                    2231 East Camelback Road
Five Penn Plaza                             Suite 324
New York, NY  10001                         Phoenix, AZ  85016
Contact: Ms. Helen Whelan                   Contact:  Mr. Matt Stanton
Ph: (212) 714-3338                          Ph: (602) 468-6400
Fax: (212) 714-7909                         Fax: (602) 468-6401

         This Agreement is made as of the date specified above between CNNfn Interactive, a division of Cable News Network, Inc. ("CNNfn"), and Sandbox Entertainment Corporation ("Sandbox"), whereby Sandbox and CNNfn agree to conduct a co-branded marketing effort for Sandbox's Final Bell stock market simulation (the "Game"), and in connection therewith, Sandbox agrees to utilize certain of its proprietary technologies and rights and to provide certain services and content to CNNfn for use in connection with CNNfn's online services as more specifically described below on the following terms and conditions:

1. Co-Branded Offering. During the Term, Sandbox hereby agrees to provide certain services in support of the Co-Branded offering described herein (the "Services"), specifically to develop and host the Game, for distribution by the parties, during the term of this Agreement, by any means or method now known or hereafter developed to users of CNNfn's or Sandbox's web-based sites and services (collectively, the "Sites"). Sandbox agrees that it will not provide any advertising-supported or subscription-supported stock market simulation game directly or indirectly in competition with the Game during the Term of this Agreement. As more specifically described herein, Sandbox will "host" the Game (the "Game Site") and provide all necessary support, including implementation of a mutually agreeable advertising/page view tracking system for the Game Site as further described herein. In addition, as between CNNfn and Sandbox, Sandbox shall be responsible for all elements of the Game, including securing any and all third party rights necessary for the final Game and compliance with all applicable laws, rules and regulations. Without limiting the generality of the foregoing, it is expressly understood and agreed that Sandbox shall be solely responsible for compliance with all sweepstakes and gaming rules and regulations and any prize fulfillment activities and shall indemnify and hold CNNfn harmless from any claims related thereto. Sandbox hereby agrees that it shall continuously update the Game on the Game Site in a manner to refresh the content and provide gaming updates to users as agreed by the parties. CNNfn shall have the right to use the Game, or portions thereof, to advertise, promote and/or market its Site, the Game Site and the availability of the Game. Without limiting the generality of the foregoing, such promotion may include text and/or graphic references with or without a link on the CNNfn Site.

         CNNfn and Sandbox will each retain approval rights over the design of the Game Site, and all elements thereof, subject to the express understanding that the design will include creative and navigational elements from the CNNfn Site so as to provide a consistent CNNfn look and feel. CNNfn approval over any element will not affect Sandbox's ultimate responsibility therefor in
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accordance  with this Agreement.  At all times,  each party will retain ultimate approval rights over use of its respective proprietary materials. Furthermore, CNNfn understands that certain parameters have already been defined for the Game and that its design must avoid creating obstacles for the user (i.e., excessive graphic size and difficult navigation). As part of the design, CNNfn shall determine appropriate links to and from its Site and the Game Site and Sandbox shall implement such links as they involve the Game Site; CNNfn shall be solely responsible for implementing any appropriate links on its Site. By way of example only, CNNfn may elect, at its sole option and to the extent permissible by its content providers, to provide gamers links to its Site that will open a second window to permit the gamers to get current information relevant to the Game from the CNNfn Site (e.g., news, information, etc.). Finally, Sandbox hereby acknowledges CNNfn's full and complete performance of certain video production services for the Game and Game Site. CNNfn shall have no obligation hereunder to perform any additional video production services for the Games and the performance of any such services shall be subject to a separate agreement between the parties.

         Each party expressly understands that it shall have no right to negotiate and/or enter into any binding agreements on behalf of the other party and hereby covenants, represents and warrants that it shall take no action or represent any authority to the contrary. CNNfn acknowledges and agrees that Sandbox owns and retains all proprietary right, title and interest in and to the Game and the technology and materials provided by it for use in the Game, and CNNfn hereby disclaims any right, title or interest therein. Notwithstanding Sandbox's ownership of rights in and to the Game, Sandbox will not utilize the "look and feel" or other unique elements of the Game Site created jointly by the parties hereunder for any other project or offering. Furthermore, Sandbox acknowledges and agrees that CNNfn owns and/or controls and retains all proprietary right, title and interest in and to the creative and navigational elements common to the CNNfn Site as well as all content (including without limitation images, likenesses, voices and text) contributed by it to the Game or Game Site ("CNNfn Elements") and Sandbox disclaims any right, title or interest therein. Sandbox agrees to perform the Services in a competent, conscientious and professional manner, in accordance with CNNfn's reasonable requests and requirements, and in accordance with all of the terms and conditions of this Agreement.

2. Implementation/Delivery. CNNfn will advise Sandbox of its required input for design of the Game Site as soon as possible and Sandbox will host and update each Game in accordance with mutually agreed upon specifications for such design, as the same may be modified from time to time during the Term. Prior to the commercial launch of each Game, Sandbox will demonstrate the Game to CNNfn for its approval. The parties agree that the initial Game shall be fully operational and ready for commercial launch on or before July 14, 1997 with a prototype ready for testing and approval by CNNfn sufficiently in advance of such date. Notwithstanding the foregoing, the commercial launch of the Game Site and all Games thereafter shall be determined by mutual agreement of the parties.

3. CNNfn Promotional Support. CNNfn will provide Sandbox an outline of its plan designed to promote its Site, including promotion of the Game and Game Site, and build traffic for the Site and the Game. CNNfn agrees to use reasonable efforts to perform the activities described in its plan and to include and perform cross-promotional activities in this plan, using available resources and promotional inventory time on products and services of its affiliated and subsidiary entities. During the Term, CNNfn will provide, at a minimum, monthly reports indicating the location, time, media vehicle and frequency of promotional activities related to its Site, the Game and/or the Game Site.

4. Marketing/Publicity. The parties agree to cooperate with one another to provide information for marketing, public relations, publicity and general promotional purposes. CNNfn generally intends to provide promotional support for the Games on the CNNfn site as set forth on Exhibit A. The parties shall have joint control over the substance and timing over all such activities related to the Game and Game Site, but agree to comply with reasonable requests of the other party in this
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regard.  Notwithstanding  the foregoing,  CNNfn shall have the absolute right to determine the timing applicable to the initial press release announcing the launch of the Game Site. Subject to each party's right to inspect all such materials in advance and approve or disapprove the same as it relates to such party, each party grants the other party the right to use its respective trademarks and trade names in advertising and printed materials solely in connection with the rights and obligations of the parties under, and during the term of, this Agreement. Without limiting the generality of the foregoing, each party shall retain control over its trademarks and trade names at all times (including as the same may be used in a URL for the Game Site) and may approve or disapprove any materials containing the same in its sole discretion. Following execution of this Agreement, the parties will work together in good faith to issue an initial joint press release. The parties will, as they deem appropriate, participate in joint press activities and other public relation activities with the other during the Term of this Agreement.

5. Advertising/Sponsorship Opportunities. The parties hereby agree to cooperate with one another regarding the sale of advertising (e.g., banners) and/or sponsorships on or for the Game Site, with CNN retaining primary control over the sale of advertising and Sandbox retaining primary control over the sale of sponsorships. Accordingly, while both parties will have the opportunity to sell advertising and sponsorships for the Game Site, the party bearing primary responsibility must approve any proposed sales of that type by the other party in advance. In an effort to facilitate cooperation and avoid any duplication in sales efforts, the parties agree to establish and set forth in writing a list of target accounts that each sales force has first priority in selling as soon as practical after the date hereof. Each party will assist the other in its respective efforts. Without limiting the generality of the foregoing, this cooperation and mutual approval will focus on acceptable contract terms and conditions, credit standards, rate integrity and pre-approval for any deviation from the mutually agreed upon rate structure. Additionally, the parties agree to yield to whichever form of sale (i.e., advertising or sponsorship) is best suited to the particular advertiser in an effort to maximize overall opportunities, sales and revenues for the Game Site. Sandbox will implement an advertising tracking system approved by CNNfn on the Game Site to track traffic, page views and other relevant data. Sandbox will provide monthly reports from the system and deliver the same to CNNfn within five (5) business days of the close of each month as further described in Paragraph 6 below. In addition, Sandbox shall be responsible for the proper insertion and rotation of all such advertising and sponsorships and will maintain accurate logs.

         Net advertising revenues, which shall be defined as gross advertising revenues derived from the sale advertising on the Game Site, less agency commissions, shall be split between the parties on a 60/40 basis, with the party responsible for selling the advertising entitled to retain the higher percentage. To the extent any extraordinary costs are required to integrate an advertiser and the parties agree upon such costs up front, the parties will absorb these costs on an equal basis, with such costs deducted from gross revenues prior to determining either party's net payment on that sale.
Notwithstanding the foregoing, net advertising revenues will not include revenues from those sales made by Sandbox or its representatives prior to the execution of this Agreement by the parties and set forth on Schedule 1 attached hereto, and Sandbox will have no obligation to split or share such revenues with CNNfn within the limitations also included on the Schedule.

         Regardless of which party is responsible for the sale of the sponsorships, the parties hereby agree that all net sponsorship revenue, which shall be defined as gross revenue derived from sponsorship sales on the Game Site, less any commissions or other third party fees, shall be split 50/50. Sandbox will incur and absorb the basic creative and production costs associated with integrated sponsorships and shall not be entitled to any reimbursement therefor absent the express prior written agreement of the parties to the contrary.

         Each party hereby agrees to maintain complete and accurate books and records regarding its sale of advertising and/or sponsorships on the Game Site during the Term of this Agreement and
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for a period of two (2) years  thereafter.  Each party shall be responsible  for billing, invoicing and collection activities related to its sales activities hereunder. The parties will agree upon and comply with appropriate and consistent billing, invoicing and collection procedures as soon as possible after execution of this Agreement and each party will comply with such procedures throughout the Term. Copies of invoices will be sent to the non-selling party simultaneously with delivery to the third party and copies of all advertising or sponsorship contracts must accompany insertion orders prior to the start of a campaign. Within thirty (30) days of the close of each calendar month, each party shall distribute amounts payable to the other party for that month to such party along with a complete statement for selling activities during such time.

6. Game Site Usage Reports. As discussed generally above, Sandbox will maintain and provide, at a minimum, equally aggregated Game Site information/reports on users, registered visitors and page impressions to the detail reasonably specified by CNNfn. The parties shall also agree on an appropriate privacy policy designed to protect users from unauthorized or otherwise offensive disclosure of individual data, which policies shall be posted on the Game Site. Information collected will include daily tracking of advertising banner impressions and click-throughs, as well as sophisticated aggregate reporting of advertising impressions and click-throughs. In this regard, Sandbox will provide a mutually agreed upon audit system for its proprietary advertising server software. Implementation must occur at the time of the launch, contingent upon the third party audit provider's ability to comply with the schedule. CNNfn will provide, at a minimum, weekly Site information/reports relevant to the performance of graphic and text links to the Game Site contained thereon, including impressions and click-throughs.

7. CD-ROM Product. In addition to the Services contemplated by Paragraph 1 above, Sandbox agrees to create a CD-ROM enhancement for each Game, as agreed by the parties but owned exclusively by Sandbox subject to CNNfn's rights in and to CNNfn Elements therein, featuring heavier use of graphics and animation and an enhanced prize structure ("ACD-ROM Product"). All elements of the CD-ROM shall be agreed upon by the parties in advance. This CD-ROM Product will be offered to consumers during the Term and any Sell-Off Period (as hereinafter defined) for a price and through outlets determined by mutual agreement of the parties. The CD-ROM shall be subject to mutually agreed upon standards regarding both substance and quality. Sandbox shall be solely responsible for the production of any CD-ROM Game Product, including all creative and hard costs associated therewith and all elements thereof, including securing any and all third party rights and compliance with all applicable laws, rules and regulations. Without limiting the generality of the foregoing, it is expressly understood and agreed that Sandbox shall be solely responsible for compliance with all sweepstakes and gaming rules and regulations and any prize fulfillment activities and shall indemnify and hold CNNfn harmless from any claims related thereto.

         It is anticipated that such CD-ROM will be offered to consumers through purchase opportunities on the CNNfn and Sandbox Sites, as well as through other mutually acceptable channels; notwithstanding the foregoing, it is expressly understood and agreed that CNNfn shall have no obligation whatsoever to sell (as opposed to promote) CD-ROM Game Products to users directly from its Site through secure transaction technology. Sandbox shall be solely responsible for all duplication and packaging of the CD-ROM and all fulfillment and mailing costs. Net revenue derived from sales of any CD-ROM Game Product, which shall be defined as gross revenues, less actual cost of goods actually incurred by Sandbox (costs will be itemized and may include shipment, duplication, printing, fulfillment, packaging and prizes to the extent incurred by Sandbox and not the consumer), will be split between Sandbox and CNNfn 50/50. Nonetheless, CNNfn agreement that Sandbox shall be permitted to recoup from gross revenues its actual cost of providing additional non-cash prizes on the CD-ROM before any payment of net revenues hereunder, shall be expressly conditioned on its prior approval of the non-cash prizes. It is expressly understood that no cash prizes will be available. Should CNNfn contribute any content (i.e., CNNfn Elements) or services to the CD-ROM, an additional amount payable to CNNfn shall be negotiated by the parties in good
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faith,  whether in the form of a fee or an additional  share of net revenue.  In this regard, Sandbox hereby acknowledges CNNfn's contributions to the initial CD-ROM Game Product, including the appearance of Lou Dobbs thereon ("Initial CD-ROM Game Product"). CNNfn also agrees to cause Mr. Lou Dobbs (or a substitute acceptable to both parties) to be available for and to provide an estimated two hours of time two additional times during the twelve month period from the date hereof, at mutually acceptable times, to shoot video for the Final Bell CD during which Mr. Dobbs will elaborate on his knowledge of the financial marketplace and any other related material reasonably requested by Sandbox. Subject to CNNfn's approval in each instance, CNNfn agrees that Sandbox shall have the right to use CNNfn Elements, including approved images and voice of Mr. Dobbs in its promotion and marketing of the Initial CD-ROM Game Product, as well as in upgrades, updates or new versions thereof featuring Mr. Dobbs or the agreed upon substitute, if applicable (collectively referred to as the "Dobb's CD-Rom Game Products"). Notwithstanding any other provision in this Agreement to the contrary, Sandbox agrees that it will cease distribution of each Dobb's CD-ROM Game Product containing Mr. Dobb's images no later than one (1) year after the commercial release of the same. With respect to each Dobbs= CD-ROM Game Product, CNNfn's share of the net revenue shall be increased to 52% for the initial 15,000 units and further increased to 54% thereafter. Any other services provided by CNNfn shall be subject to a separate agreement mutually acceptable to the parties. Upon expiration of this Agreement, the parties may continue to sell existing inventory of the most current CD-ROM for a period not to exceed the earlier of the date three (3) months (i) after expiration, or (ii) after the completion of the regular season for the sport subject of the Game ("Sell-Off Period"). There shall be no Sell-Off Period by a defaulting party in the event of a termination absent the express agreement of the parties.

         During the Term and for a period of two (2) years thereafter, each party shall maintain complete and accurate books and record relating to the sale of any CD-ROM Game Product hereunder. Each party shall be responsible for invoicing, billing and collecting all amounts in connection with its sales efforts and agrees to submit monthly payments to the other party within sixty
(60) days after the end of each calendar month, accompanied by an appropriate and agreed upon statement.

8. Books and Records. As indicated in this Agreement, each party is responsible for maintaining certain books and records in connection with its performance of obligations hereunder. Such books and records shall be available to the other party for inspection during reasonable business hours upon reasonable notice. In addition, each party shall have a right to audit the other party's books and records at its sole cost not more than one (1) time per twelve-month period. Should such an audit reveal an underpayment to that party in the amount of ten percent (10%) or more, such party shall be entitled to reimbursement for the cost of its audit from the audited party.

9. Term. This Agreement shall be effective as of the date hereof and shall continue through July 15, 1999, unless earlier terminated pursuant to the terms hereof. Upon expiration or termination of this Agreement, the co-branding offering will be disabled and removed from public availability and all co-branding efforts related thereto shall cease subject only to permitted Sell-Off activities as applicable.

10. Warrant. Simultaneous with the execution of this Agreement, Sandbox hereby agrees to issue CNNfn a warrant (the "Warrant") in the form of Exhibit "B" attached hereto entitling CNNfn to acquire up to 130,000 shares of common stock in Sandbox subject to the terms and conditions set forth therein. A portion of the warrant for up to 100,000 shares shall vest over the Term in accordance with its terms in exchange for certain commercial promotional support outlined in Exhibit A-1 to the Warrant. The remaining portion of the warrant for 30,000 shares shall be fully vested and immediately exercisable as of the parties' execution of this Agreement.
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11. Costs. Except as expressly set forth herein to the contrary, each party will bear its respective costs incurred in the performance of this Agreement and shall not be entitled to any reimbursement therefor from the other party.

12. Merchandising/Licensing. During the Term, the parties may discuss merchandising and/or licensing opportunities related to the Game and Game Site. Such opportunities may be exploited only pursuant to mutual agreement of the parties. To the extent that the parties elect to pursue any such opportunities and extend the co-branding activities contemplated under this Agreement, the parties agree to split any such net revenues 70/30, 70 to Sandbox and 30 to CNNfn. All opportunities, approval rights, related economics (e.g., definition of net revenue) and other terms and conditions applicable thereto, shall be set forth in a written amendment to this Agreement and executed by both parties. Absent such an amendment, no merchandising, licensing or other rights not expressly contemplated and addressed in this Agreement may be exploited by either party.

13. Notices. All notices to the parties shall be given in writing and sent to the addresses set forth above. A copy of any notice to CNNfn shall be simultaneously delivered to Cable News Network, Inc., One CNN Center, Box 105366, Atlanta, GA 30348-5366, Attention: Donna K. Lewis, Assistant General Counsel, Legal Department. A copy of any notice to Sandbox shall be simultaneously delivered to Osborn Maledon, P.A., 2929 N. Central Avenue, Suite 2100, Phoenix, Arizona 85012, Attention: Thomas H. Curzon, Esquire.

14. Standard Terms and Conditions. CNNfn and Sandbox agree that the Standard Terms and Conditions attached hereto as Exhibit "C" shall constitute an integral part of this Agreement and are hereby incorporated into this Agreement. If any provision set forth above conflicts (or is construed to conflict) with any provision of the Standard Terms and Conditions, the provisions hereinabove set forth shall control.

CNNfn, a division of Cable News Network,      SANDBOX ENTERTAINMENT
Inc.                                          CORPORATION

By:  /s/ Hal Uhl                              By:  /s/ Chad M. Little
     ----------------------------                  -----------------------------

Its: VP, Business Development                          Its: President
     ----------------------------                  -----------------------------
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                                   SCHEDULE 1

                          Pre-existing Sandbox Ad Sales
                             Excluded from Agreement

1. e.schwab contract, which expires June 30, 1998, as renewed or amended from time to time by Sandbox, it being the intent of CNNfn and Sandbox that Sandbox's relationship with e.schwab be totally excluded.

2. About Work contract, which expires December 31, 1997, and which provides for approximately 2,825,000 impressions to be delivered by Sandbox during the period July 7 through December 31, 1997; it being the parties intent that such contract be excluded only to the extent of the current obligations to deliver such amount of impressions; any amendments or renewals beyond the commitment described herein will be subject to the revenue split with CNNfn.
                                       7
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                                    EXHIBIT A

                         CNNfn Promotional Site Support

* CNNfn.com will, for such time as the editorial staff deems appropriate, include in its website a ticker headline promoting the launch of the Game.

* CNNfn.com will include heavy promotion of the Final Bell Game on its Site on the day of the launch.

* CNNfn.com will, during the Game, use text links and ticker links to inform website visitors about the Game. Placement and play of these links and ticker headlines will be at the discretion of the editorial staff.

* CNNfn.com will provide navigation to the Game Site from the "Markets" section, the "Your Money" section and from other sections or pages it deems appropriate.

* CNNfn.com will provide website banner promotion to the CNNfn Final Bell Game. We will provide reports on this promotion every other month.

                                    EXHIBIT B

                        SANDBOX ENTERTAINMENT CORPORATION
                             Capitalization Schedule
                               As of July 7, 1997

I.  AUTHORIZED CAPITALIZATION

Total Common Stock, $.001 par value:                                10,000,000
Total Series A Convertible Preferred Stock, $.001 par value:         3,500,000
                                                                    ----------

Total                                                               13,500,000


II.  OUTSTANDING*

Total Common Outstanding                         3,136,429
Total Preferred Outstanding                      1,981,250
         Total Outstanding                                           5,117,679

Total Warrants/Options Outstanding                                   1,431,616
                                                                     ---------

Total Common Outstanding-Fully Diluted                               6,549,295

*Does not include warrants to be issued to CNNfn or CNNSI.

                                    EXHIBIT C

                          STANDARD TERMS AND CONDITIONS

C-1 OWNERSHIP. Sandbox acknowledges and agrees that the services rendered and rights granted pursuant to the terms of this Agreement shall not confer in Sandbox any rights of ownership in the CNNfn Page or in any CNNfn Elements, the CNNfn Site or service or any part thereof (including but not limited to all rights of copyright). CNNfn acknowledges and agrees that the services rendered and rights granted pursuant to the terms of this Agreement shall not confer in CNNfn any rights of ownership in the Game, any technology or proprietary rights utilized by Sandbox in offering the Game, or any Sandbox site or service or any part thereof (including, but not limited to, all rights of copyright) which shall remain exclusively in Sandbox.

C-2 WARRANTY. Sandbox represents and warrants that (a) it shall not make any representations to any third party or take any actions inconsistent with the terms of this Agreement; (b) Sandbox has full power to enter into this Agreement, to carry out its obligations hereunder and to grant/assign the rights herein granted/assigned to CNNfn; (c) the Services provided hereunder shall be performed in a good and workmanlike manner; (d) Sandbox shall use commercially reasonable efforts to ensure the accuracy and integrity of the Game as presented on the Game Site and any CD-ROM Product, and CNNfn's use of the same in accordance with this Agreement and any applicable third party license agreements shall not infringe upon or violate the intellectual property rights, including without limitation rights or publicity, copyright, trademark, trade secrets or patent rights, of any person, firm or entity; and (e) Sandbox is in the process of raising capital in a second venture financing round and expects to have sufficient financing and other resources to fully perform its obligations under this Agreement.

C-3 INDEMNIFICATION. Sandbox shall indemnify, defend and hold harmless CNNfn, its parent and affiliated companies, its and their licensees, successors and assigns, and each of its and their officers, agents and employees from all liabilities or losses, including, without limitation, reasonable attorneys' fees, arising out of any claims, lawsuits or judgments, whether threatened or actual, fixed or contingent, known or unknown, arising out of the breach by Sandbox of any representation, warranty or covenant of Sandbox under this Agreement, the Game, any CD-ROM Product or operation of the Game Site. Sandbox shall promptly inform CNNfn in writing of any such claim, demand or suit and CNNfn shall fully cooperate in the defense thereof. CNNfn shall indemnify, defend and hold harmless Sandbox, its parent and affiliated companies, its and their licensees, successors and assigns, and each of its and their officers, agents and employees from all liabilities or losses, including, without limitation, reasonable attorneys' fees, arising out of any claims, lawsuits or judgments, whether threatened or actual, fixed or contingent, known or unknown, arising out of CNNfn's breach of any of its representations, warranties or covenants to Sandbox hereunder, CNNfn's operation of the CNNfn Site and/or inclusion of any CNNfn Elements in any Game, Game Site or CD-ROM Product. CNNfn shall promptly inform Sandbox in writing of any such claim, demand, suit and Sandbox shall fully cooperate in the defense thereof.

C-4 TERMINATION. In the event a party is in breach under this Agreement, the other party may terminate this Agreement immediately if the breaching party fails to cure the breach within thirty (30) days of its receipt of notice of such breach. Upon any termination, neither party shall have any further obligation to the other party except as expressly set forth herein or as required in accordance with applicable law.

CD-5 ASSIGNMENTS/SUBCONTRACTORS. Sandbox shall not have the right to sell, assign, transfer or hypothecate (all hereinafter referred to as "assign" or "assignment") this Agreement, or delegate any of Sandbox's obligations hereunder, voluntarily or by operation of law, without the prior written consent of CNNfn (which CNNfn may give or withhold in its sole discretion), provided that CNNfn's consent shall not be required with respect to a transfer after the closing of which the owners of Sandbox as of the date of this Agreement continue to have voting control of Sandbox or the resulting entity (e.g., a reverse merger in which Sandbox shareholders have the controlling share) so long as such transfer does not involve a party reasonably considered to be a competitor to CNNfn. Any such purported assignment or deletion without such prior written consent shall be null and void and have no force and effect. This Agreement shall be fully and freely assignable by CNNfn in whole or in part. Sandbox shall have no rights whatsoever to subcontract any portion of the Services required hereunder.

C-6  RELATIONSHIP.   Sandbox's  relationship  to  CNNfn  shall  be  that  of  an
independent   contractor.   Nothing   herein  shall   create  any   association,
partnership, joint venture or agency relationship between Sandbox and CNNfn. Without limiting the generality of the foregoing, it is expressly understood and agreed that Sandbox shall have no authority whatsoever to make any representations or commitments to or enter into any agreements with any third party on behalf of CNNfn.

C-7 TAXES. Except as otherwise expressly provided in this Agreement, Sandbox agrees to pay the full amount of any and all taxes, levies or charges (including without limitation, any penalties or interest thereon) howsoever denominated, imposed or levied against Sandbox or CNNfn by any law, rule or regulation now in effect or hereafter enacted including without limitation, sales, use, property and excise or other similar taxes, licenses, import permits or fees, and customs duties relating to or imposed upon the Services provided hereunder, the use or possession of same by CNNfn, or the amounts payable to Sandbox under this Agreement, it being the intent hereof that the amounts payable to Sandbox under this Agreement, except as otherwise expressly provided herein, shall be inclusive of any and all taxes, levies, or charges of whatsoever kind or nature howsoever denominated. Notwithstanding the foregoing, CNNfn will remain solely responsible, and Sandbox shall have no responsibility for, taxes on CNNfn's net income.

C-8 CONFIDENTIALITY. Each party acknowledges that it may have access to certain trade secrets and other non-public confidential information of the other during and in connection with its performance of services and/or obligations hereunder ("Confidential Information"), and hereby agrees not to disclose any Confidential Information to any third party and not to use any such Confidential Information for any purpose other than performance pursuant to this Agreement. All such Confidential Information and trade secrets are and shall remain the exclusive property of the disclosing party and no license shall be granted or implied with respect to such Confidential Information or trade secrets by reason of the other party's access to the same in connection with its performance of services or obligations hereunder. The parties' foregoing agreement of non-use and nondisclosure shall survive any termination or expiration of this Agreement and shall continue in full force and effect for a period of three (3) years from the date of the Agreement. It is expressly understood and agreed that the terms and conditions of this Agreement shall be deemed Confidential Information of the parties and will not be disclosed to any third party (other than a party's investors or bona fide potential investors, lenders, accountants, attorneys and other advisors, provided that such disclosures are on a confidential basis) without the prior written consent of both parties. Confidential Information shall not include information in the public domain, information which a party acquires from a third party who provides the same without violating any obligation of confidentiality or nondisclosure. Furthermore, it shall not be deemed to be a violation of this provision for a party to disclose any Confidential information to a judicial or governmental authority compelling such disclosure by appropriate order (provided that the party receiving any such order shall provide the other party with notice at the earliest practicable moment to permit the other party to seek appropriate protective orders, if it so elects).

C-9 NOTICES. All notices under this Agreement or with respect thereto shall be in writing and deemed received when delivered personally, by express courier service (i.e., Federal Express, DHL, etc.) or by telefaxing to the addresses set forth herein, assuming the sender retains some confirmation of delivery. All notices mailed through the U.S. mail, postage pre-paid, first class, to the addresses set forth herein shall be deemed received the third business day after deposit in the U.S. mail.

C-10 FURTHER DOCUMENTS. Each party agrees to execute, deliver and/or file any and all further instruments which the other party may deem necessary to carry out the purposes of this Agreement.

C-11 PUBLICITY. Each party shall have the right to reference this Agreement and the relationship established hereby and use the other party's name in publicity and press materials related to its Site; however, any use of the other party's trademarks or logos in such materials will be subject to such other party's prior written approval, not to be unreasonably withheld.

C-12     MISCELLANEOUS PROVISIONS

         a) Severability. In the event any provision of this Agreement shall be found to be contrary to any law or regulation of any federal, state or municipal administrative agency or body, the other provisions of this Agreement shall not be affected thereby but shall notwithstanding continue in full force and effect.

         b) Attorney's Fees. If any legal action or other proceeding is brought with respect to the subject matter of this Agreement, its enforcement or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

         c) Non-Waiver. No waiver by either party hereto of any breach or default by the other party shall be construed to be a waiver of any other breach or default by such other party. Resort to any remedies referred to herein shall not be construed as a waiver of any other rights and remedies to which either party is entitled under this Agreement or otherwise, nor shall an election to terminate be deemed an election of remedies or a waiver of any claim for damages or otherwise.

         d) Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and all prior understandings, whether oral or written, have been merged herein and are superseded hereby. This Agreement may not be altered or modified except in writing signed by both parties hereto. Without limiting the foregoing, it is specifically agreed that no terms contained on any payment documentation (regardless of origin) such as invoices, purchase orders, etc., shall in any way effect the terms of this Agreement.

         e) Governing Law. Regardless of the place of execution or performance, this Agreement shall be governed, construed and enforced in accordance with the laws of the State of Georgia applicable to agreements entered into and to be wholly performed therein, and Sandbox hereby consents and agrees to the nonexclusive jurisdiction of the courts of the State of Georgia and United States courts located in the State of Georgia in connection with any suit, action or proceeding brought by Sandbox arising out of or related in any manner to this Agreement. Each party agrees that service of process by certified mail, return receipt requested, shall be effective service of the same for purposes of enforcing rights under this Agreement and that such service shall have the same effect as personal service within the State and result in jurisdiction over the party in the appropriate forum.

         f) Third Party Beneficiaries. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any third party whether referred to herein or not.

         g) Headings. Paragraph headings as used in this Agreement are for convenience only and are not a part hereof, and shall not be used in any manner to interpret or otherwise modify any provision of this Agreement.

         h) Effectiveness. This Agreement shall not be effective until fully executed and delivered by the duly authorized representatives of both parties hereto.

         i) Survival. All representations, warranties and indemnities shall survive the execution, delivery, suspension, expiration and/or termination of this Agreement or any provision hereof.


                              END OF STANDARD TERMS
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                                 AND CONDITIONS
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